Exhibit 99.1

WEX Inc. Reports Third Quarter 2015 Financial Results

Ongoing Execution Against Strategic Priorities Despite Macroeconomic Headwinds

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--October 28, 2015--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended September 30, 2015.

Third Quarter 2015 Financial Results

Total revenue for the third quarter of 2015 increased 2% to $226.1 million from $222.1 million for the third quarter of 2014. Net earnings attributable to shareholders on a GAAP basis was $32.2 million, or $0.83 per diluted share, compared with $74.4 million, or $1.91 per diluted share, for the third quarter last year. Earnings per share, on a GAAP basis, was adjusted for the redemption value of the non-controlling interest in UNIK in the third quarter of 2015. This adjustment resulted in a reduction to net earnings attributable to shareholders, but not a reduction to net income.

On a non-GAAP basis, the Company's adjusted net income for the third quarter of 2015 decreased 25% to $49.9 million, or $1.29 per diluted share, from $66.2 million, or $1.70 per diluted share, for the same period a year ago. For comparative purposes, adjusted net income for 2014 reflects the exclusion of the impact of foreign currency remeasurement gains and losses and related hedges to conform to the approach that was adopted earlier this year. With the revision of adjusted net income, full year guidance now excludes the impact of these foreign currency remeasurement gains and losses and related hedges. In addition, for the third quarter of 2015, we have excluded a regulatory reserve charge related to the estimated impact of an action involving WEX Bank. See Exhibit 1 for a full reconciliation of adjusted net income.

"During the third quarter, we continued to execute against our strategic priorities to grow, accelerate, and scale the business, even amidst ongoing pressure from macroeconomic headwinds," said Melissa Smith WEX's president and chief executive officer. "Although this quarter's financial results came in below expectations, the underlying fundamentals of our business remain strong. Our domestic fleet business continued to perform well and add new clients to the portfolio, while we remained focused on further globalizing our virtual card offering. Our commitment to superior customer service and delivering products and services aligned to our clients' needs continues to drive low attrition rates and encouraging customer wins both domestically and abroad."

Smith continued, "This quarter's solid operating performance was complemented by the significant progress we made with our targeted investment strategy, which aims to create scale, improve functionality, or enhance our geographic footprint. Our recently announced acquisitions of Benaissance and EFS are aligned to these priorities. We are confident that the momentum from these investments will complement the successes we've seen from Evolution1 and WEX Europe Services, both of which continue to perform above expectations."

Commenting on the third quarter financial results, Steve Elder, WEX senior vice president and chief financial officer stated, "We were pleased to generate revenue that was in line with expectations, reflecting the strength of our operational results this quarter. However, our financial results were challenged by several discrete items, including tax related items, unfavorable fuel price impacts, and M&A activities. Excluding the impact of these items, adjusted net income would have been within our guidance range."

Third Quarter 2015 Performance Metrics

Where applicable, the performance metrics listed below have been revised for and include WEX Europe Services, which WEX acquired in December 2014:

  Average number of vehicles serviced worldwide was approximately 9.7 million, an increase of 22% from the third quarter of 2014.
  Total fuel transactions processed increased 7% from the third quarter of 2014 to 105.1 million. Payment processing transactions increased 11% to 89.6 million.
  Average expenditure per payment processing transaction decreased 24% from the third quarter of 2014 to $65.04.
  U.S. retail fuel price decreased 28% to $2.61 per gallon from $3.61 per gallon in the third quarter of 2014.
  Total corporate card purchase volume grew 18% to $6.5 billion, from $5.5 billion for the third quarter of 2014.

Financial Guidance and Assumptions

  For the fourth quarter of 2015, WEX expects revenue in the range of $198 million to $207 million and adjusted net income in the range of $39 million to $42 million, or $1.02 to $1.09 per diluted share.
  For the full year 2015, the Company expects revenue in the range of $840 million to $849 million and adjusted net income in the range of $184 million to $187 million, or $4.74 to $4.81 per diluted share.

Fourth quarter 2015 guidance is based on an assumed average U.S. retail fuel price of $2.39 per gallon, and approximately 39 million shares outstanding. Full-year 2015 guidance is based on an assumed average U.S. retail fuel price of $2.58 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price.

The Company's guidance also assumes that fourth quarter 2015 credit loss will range between 10 and 15 basis points, and full year 2015 fleet credit loss will range between 8 and 10 basis points.

The Company's guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments, foreign currency remeasurement gains and losses and related hedges, the amortization of purchased intangibles, stock-based compensation, restructuring charges, gain on divestitures, expenses and adjustment related to acquisitions, non-cash adjustments related to the tax receivable agreement, regulatory reserves, as well as the related tax and non-controlling interest impacts of the forgoing adjustments.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three and nine months ended September 30, 2015 and 2014.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to lessen the volatility associated with its derivative instruments and foreign exchange rates on financial results. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended September 30, 2015. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three and nine months ended September 30, 2015 and 2014 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 28, 2015, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 51657273. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing approximately 9.7 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ approximately 2,000 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; business momentum; the trajectory of long term growth trends; and, plans for strategic acquisitions. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns, payments, transaction processing activity and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the ability to consummate previously announced acquisitions; the Company’s failure to successfully integrate the businesses it has acquired; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standard; breaches of the Company’s technology systems and any resulting negative impact on our reputation, or liabilities, or loss of relationships with customers or merchants; fuel price volatility and changes in fleet fuel efficiency; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding notes on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2014, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2015. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF
INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenues
Fleet payment solutions	$140,672	$144,497	$404,682	$425,760
Other payment solutions	85,385	77,637	237,313	180,023
Total revenues	226,057	222,134	641,995	605,783
Expenses
Salary and other personnel	57,174	55,392	174,682	142,720
Restructuring	(45)	—	8,514	—
Service fees	36,924	34,024	100,935	88,160
Provision for credit losses	6,635	7,261	14,532	23,154
Technology leasing and support	10,157	8,006	29,612	22,184
Occupancy and equipment	5,240	5,362	15,271	13,489
Depreciation, amortization and impairment	20,778	19,600	62,924	49,794
Operating interest expense	1,483	1,860	4,419	4,747
Cost of hardware and equipment sold	706	1,830	2,499	5,033
Other	19,260	13,438	50,919	39,275
Gain on divestiture	—	(27,169)	(1,215)	(27,169)
Total operating expenses	158,312	119,604	463,092	361,387
Operating income	67,745	102,530	178,903	244,396
Financing interest expense	(11,330)	(9,840)	(35,334)	(24,472)
Net foreign currency gain (loss)	6,525	(7,560)	(12)	(5,289)
Net realized and unrealized gain on fuel price derivative instruments	7,922	14,773	4,671	9,057
Non-cash adjustments related to tax receivable agreement	1,634	(1,356)	1,634	(1,356)
Income before income taxes	72,496	98,547	149,862	222,336
Income taxes	30,714	24,697	61,647	69,557
Net income	41,782	73,850	88,215	152,779
Less: Net gain (loss) attributable to non-controlling interests	203	(593)	(2,201)	(1,539)
Net earnings attributable to WEX Inc.	$41,579	$74,443	$90,416	$154,318
Accretion of non-controlling interest	(9,413)	—	(9,413)	—
Net earnings attributable to shareholders	32,166	74,443	81,003	154,318
Net earnings attributable to shareholders per share:
Basic	$0.83	$1.92	$2.09	$3.97
Diluted	$0.83	$1.91	$2.08	$3.96
Weighted average common shares outstanding:
Basic	38,745	38,867	38,780	38,896
Diluted	38,808	38,961	38,852	39,004

WEX INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$533,626	$284,763
Accounts receivable (less reserve for credit losses of $11,535 in 2015 and $13,919 in 2014)	1,791,681	1,865,538
Securitized accounts receivable	91,756	—
Income taxes receivable	—	6,859
Available-for-sale securities	18,738	18,940
Fuel price derivatives, at fair value	13,417	40,969
Property, equipment and capitalized software (net of accumulated depreciation of $184,159 in 2015 and $169,382 in 2014)	124,632	105,596
Deferred income taxes, net	9,675	5,764
Goodwill	1,068,455	1,116,902
Other intangible assets, net	443,027	497,297
Other assets	253,497	175,506
Total assets	$4,348,504	$4,118,134
Liabilities and Stockholders’ Equity
Accounts payable	$518,892	$425,956
Accrued expenses	184,927	137,358
Income taxes payable	8,911	—
Deposits	1,189,314	979,553
Securitized debt	78,303	—
Borrowed federal funds	—	—
Revolving line-of-credit facilities and term loan	709,219	901,564
Deferred income taxes, net	70,565	44,004
Notes outstanding	400,000	400,000
Other debt	50,340	52,975
Amounts due under tax receivable agreement	60,319	69,637
Other liabilities	10,793	12,776
Total liabilities	3,281,583	3,023,823
Commitments and contingencies
Redeemable non-controlling interest	—	16,590
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 43,077 shares issued in 2015 and 43,021 in 2014; 38,745 shares outstanding in 2015 and 38,897 in 2014	431	430
Additional paid-in capital	163,680	179,077
Non-controlling interest	12,332	17,396
Retained earnings	1,162,733	1,081,730
Accumulated other comprehensive income	(99,913)	(50,581)
Less treasury stock at cost; 4,428 shares in 2015 and 4,218 shares in 2014	(172,342)	(150,331)
Total stockholders’ equity	1,066,921	1,077,721
Total liabilities and stockholders’ equity	$4,348,504	$4,118,134

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Earnings
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Adjusted Net Income attributable to WEX Inc.	$49,910	$66,207	$144,445	$160,298
Unrealized (loss) gain on fuel price derivatives	(3,251)	16,213	(27,552)	14,140
Net foreign currency gain (loss)	6,525	(7,560)	(12)	(5,289)
Amortization of acquired intangible assets	(11,601)	(11,798)	(35,776)	(28,415)
Stock-based compensation	(3,067)	(4,549)	(10,227)	(10,089)
Restructuring	45	—	(8,514)	—
Gain on divestiture	—	27,169	1,215	27,169
Expenses and adjustments related to acquisitions	(265)	(5,559)	(265)	(6,059)
Non-cash adjustments related to tax receivable agreement	1,634	(1,356)	1,634	(1,356)
Regulatory reserve	(2,250)	—	(2,250)	—
ANI adjustments attributable to non-controlling interests	(9,025)	505	(5,407)	1,013
Tax impact	3,511	(4,829)	23,712	2,906
Net earnings attributable to shareholders	$32,166	$74,443	$81,003	$154,318

During the third quarter of 2015, the Company modified the call provision agreement for our redeemable non-controlling interest in UNIK and acquired the remaining 49 percent of UNIK. The ANI adjustment attributable to non-controlling interests now includes a change to the redemption value of the non-controlling interest in UNIK. Adjusted net income for the third quarter also excludes a reserve for a potential regulatory penalty arising from the Company’s partnership with Higher One. We believe these exclusions facilitate the comparison of operating results and helps identify trends in our businesses.

Although adjusted net income is not calculated in accordance with GAAP, this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price-related derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of foreign currency cash, receivable and payable balances, certain intercompany notes and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items will improve the comparison of operating results.
  The amortization of purchased intangibles, deferred loan costs associated with the extinguishment of debt, acquisition related expenses, non-cash adjustments related to the Company's tax receivable agreement and adjustments attributable to non-controlling interest, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring charges are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently recurring and do not reflect expected future operating expense, nor provide meaningful insight into the fundamentals of current or past operations of our business.
  The gain or loss from a divestiture is not indicative of the performance of the ongoing operations of the business.
  The regulatory reserve reflects charges related to the estimated impact of a regulatory action which may result in a penalty being paid by WEX Bank. We have excluded this item when evaluating our continuing business performance as it is not consistently recurring and does not reflect an expected future operating expense, nor provide meaningful insight into the fundamentals of current or past operations of our business.
  The Company considers certain acquisition-related costs, investment banking fees, financing fees and warranty and indemnity insurance, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 2 Selected Non-Financial Metrics
	Q3 2015	Q2 2015	Q1 2015	Q4 2014	Q3 2014
Fleet Payment Solutions – Payment Processing Revenue:(1)
Payment processing transactions (000s)	89,578	86,700	81,934	79,195	80,379
Gallons per payment processing transaction	23.0	23.1	23.1	23.4	23.1
Payment processing gallons of fuel (000s)	2,064,100	2,005,051	1,890,048	1,850,304	1,859,894
Average US fuel price (US$ / gallon)	$2.61	$2.74	$2.57	$3.17	$3.61
Average Australian fuel price (US$ / gallon)	$3.63	$3.91	$3.73	$4.63	$5.22
Payment processing $ of fuel (000s)	$5,825,928	$5,980,928	$5,344,929	$6,071,384	$6,842,202
Net payment processing rate	1.38%	1.34%	1.36%	1.37%	1.37%
Fleet payment processing revenue (000s)	$80,230	$80,127	$72,943	$83,336	$93,462

Other Payment Solutions – Payment Processing Revenue:(2)
Payment solutions purchase volume (000s)	$6,451,979	$5,682,989	$5,039,867	$4,500,724	$5,477,610
Net interchange rate	0.81%	0.84%	0.87%	0.89%	0.83%
Other payment solutions processing revenue (000s)	$52,525	$47,433	$43,837	$40,279	$45,476

(1)As of December 1, 2014, includes metrics for WEX Europe Services where applicable.

(2)Excludes payment processing revenue from rapid! PayCard and UNIK. As of July 16, 2014, includes interchange volume and associated revenue for Evolution1.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
(in thousands)
(unaudited)
Fleet Payment Solutions
(in thousands)	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2015	2014	Amount	Percent	2015	2014	Amount	Percent
Revenues
Payment processing revenue	$80,230	$93,462	$(13,232)	(14)%	$233,300	$273,714	$(40,414)	(15)%
Transaction processing revenue	5,160	4,212	948	23%	14,770	14,352	418	3%
Account servicing revenue	26,024	20,676	5,348	26%	75,267	60,143	15,124	25%
Finance fees	21,794	18,921	2,873	15%	59,858	53,902	5,956	11%
Other	7,464	7,226	238	3%	21,487	23,649	(2,162)	(9)%
Total revenues	$140,672	$144,497	$(3,825)	(3)%	$404,682	$425,760	$(21,078)	(5)%

Other Payment Solutions
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
(in thousands)	2015	2014	Amount	Percent	2015	2014	Amount	Percent
Revenues
Payment processing revenue	$52,968	$48,078	$4,890	10%	$145,414	$120,127	$25,287	21%
Transaction processing revenue	1,314	1,743	(429)	(25)%	4,230	5,090	(860)	(17)%
Account servicing revenue	13,554	12,845	709	6%	39,733	19,614	20,119	103%
Finance fees	1,708	1,247	461	37%	4,236	4,041	195	5%
Other	15,841	13,724	2,117	15%	43,700	31,151	12,549	40%
Total revenues	$85,385	$77,637	$7,748	10%	$237,313	$180,023	$57,290	32%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com